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                                                                    Exhibit 10.7

                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the "Agreement") is made as of this 29th day of October, 1999, by and between Brian C. Henry ("Employee") and Lante Corporation and any existing or future assigns or subsidiaries owned or controlled, directly or indirectly, by Lante and for whom Employee works ("Lante").

     In lieu of any prior agreement (except as specifically referred to herein), Employee and Lante agree as follows:

1.   Employment.  Employee will serve as the Executive Vice President and
Chief Financial Officer of Lante and shall report to Lante's Chief Executive Officer. Employee agrees to use his best efforts and abilities to promote the interests of Lante. Lante hereby agrees to employ Employee as further defined in this Agreement. Except as provided in this Agreement, Lante agrees to pay Employee's salary, at the rate agreed to from time to time, and to confer upon Employee Lante's standard health insurance, paid time off (four weeks vacation, sick and personal time), retirement plan benefits and other standard benefits, all as governed by its Employee Handbook and other plan documents, as amended from time to time (collectively, "Benefits").

2.   Inventions.

     (a) As used herein, "inventions" means discoveries, improvements and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable, (i) which relate directly to the business of Lante, (ii) which relate to Lante's actual or demonstrably anticipated research or development, (iii) which result from any work performed by Employee for Lante, (iv) for which equipment, supplies, facility or trade secret information of Lante is used, or (v) which is developed on any Lante time. This Section 2 does not apply to any invention developed by Employee prior to Employee's employment by Lante, provided that such invention is listed and described in an exhibit attached to and made part of this Agreement, nor does it apply to any invention developed by Employee subsequent to Employee's employment by Lante and not in violation of this Agreement.

     (b) With respect to inventions made, authored or conceived by Employee, either solely or jointly with others, during Employee's employment, whether or not during normal working hours and whether or not at Lante's premises, Employee acknowledges and agrees that all such works are "works made for hire" and, consequently, that Lante owns all copyright and other rights thereto. Employee further agrees that it will (i) keep accurate, complete and timely records of such inventions, which records shall be Lante's property and be retained on Lante's premises; (ii) promptly and fully disclose and describe such inventions in writing to Lante; (iii) assign, and does hereby assign, to Lante all of Employee's rights to such inventions and to patents, copyrights, and applications therefore with respect to such inventions; and (iv) acknowledge and deliver promptly to Lante (without charge to Lante but at the expense of Lante) such written instruments and do such other acts as may be necessary in the opinion of Lante to obtain and preserve such property rights and to vest the entire right and title thereto in Lante.
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     (c) Employee will cooperate with Lante in the execution of any documents which affect the assignment of inventions or rights thereto which may be required by a Lante client or other third party, provided that such requirement is no broader than the requirements of Section 2(b) above.

     (d) Pursuant to the provisions of the Illinois Employee Patent Act, 765 ILCS 1060/2, Employee acknowledges receipt of notice that this assignment does not apply to an invention for which no equipment, supplies, facility, or trade secret of Lante was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) to the business of Lante, or (ii) to Lante's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for Lante.

3.   Confidential Information.

     (a) During the term of Employee's employment by Lante and any time thereafter, except in the course of performing Employee's employment duties for Lante, Employee will not use, disclose, reveal or report any Confidential Information of Lante, of Lante's past or current clients, or of other parties which have disclosed confidential or proprietary information to Lante. As used herein, "Confidential Information" means information not generally known that is proprietary to Lante, its clients or other parties, including but not limited to information about any clients, prospective clients, sales proposals, employees, processes, operations, products, services, organization, research, development, accounting, marketing, applications, selling, servicing, finance, business systems, computer systems, software systems and techniques. All information disclosed to Employee, or to which Employee obtains access, whether originated by Employee or by others, which Employee has reasonable basis to believe to be Confidential Information, or which is treated by Lante or its clients or other parties as being Confidential Information, shall be presumed to be Confidential Information.

     (b) Employee will cooperate with Lante in the execution of any personal confidentiality agreement which may be required by a Lante client or other third party, provided that such agreement is no broader in its provisions to the requirements of Section 3(a) above.

4. Nonsolicitation. During the Nonsolicitation Period (as defined below), Employee shall not, without Lante's written consent, directly nor indirectly, by or for himself or as the agent of another or through others as Employee's agents
(i) solicit any business for the type of services typically performed by Lante from any client for whom Lante has performed any services or issued any proposals in the two (2) year period prior to such solicitation or acceptance,
(ii) request, induce or advise any such client to withdraw, curtail or cancel its business with Lante or (iii) solicit for employment, employ, or engage as a consultant any person who had been an employee of Lante at any time within the six (6) months prior to such solicitation or engagement. The "Nonsolicitation Period" shall be the two (2) year period following Employee's termination of employment.

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5.   Return of Lante Property.  Upon termination of employment, Employee shall return to Lante all copies of any Confidential Information (whether in paper, electronic or any other form) as well as all hardware, software, books, documentation, files, keys, keycards, company credit cards, records, lists and any other information or property owned by Lante within Employee's possession or control, including all copies thereof.

6. Injunctive Relief. In the event of a breach or threatened breach of Sections 2, 3, 4 or 5 by Employee, Lante shall be entitled, without posting of a bond, to an injunction restraining such breach, an accounting and repaying of profits, compensation, commission, remuneration or other benefits that Employee, directly or indirectly, may realize as a result of such violation and to reimbursement of any attorneys' fees and costs incurred by Lante as a result of such breach. Nothing herein shall be construed as prohibiting Lante from pursuing any other remedy available to it for such breach.

7.   Compensation.

     (a) Employee shall receive a salary of $250,000 per year, to be payable semi-monthly ("Base Salary"). Additionally, Employee shall be eligible for a bonus of up to $100,000 annually, which shall be based upon criteria mutually agreed upon by Employee and Lante (the "Target Bonus"). The Target Bonus shall be payable on a quarterly basis, and shall be prorated for fiscal year 1999.

     (b) Upon execution of this Agreement, Employee shall receive an option grant to purchase 700,000 shares of common stock (as adjusted by stock splits, stock dividends, reverse stock splits, recapitalizations, etc.) at $2.245 per share, which is the fair market value on the date hereof (the "Option"). The Option will be pursuant to the standard option agreement of Lante and shall vest 25% after one year of employment and 2.0833% per month thereafter. Any shares acquired pursuant to the Option described in this Section 7(b) will be subject to all terms and conditions of that certain Second Shareholders Agreement, dated June 17, 1999, as amended from time to time (the "Shareholders Agreement"), including without limitation Lante's repurchase right at fair market value described in Section 9 thereof (the "Repurchase Right").

     (c) Upon execution of this Agreement, Employee shall purchase 300,000 shares of common stock of Lante at a purchase price of $2.245 per share, which is the fair market value as of the date hereof as determined by Lante. Of these 300,000 shares, (i) 100,000 shares will be exempted from the Repurchase Right, and (ii) 200,000 shares will be subject to the Repurchase Right at fair market value, except that 50,000 of these shares will be exempted from the Repurchase Right for each full year of employment for Lante completed by Employee. All shares acquired pursuant to this Section 7(c) shall be subject to all terms and conditions of the Shareholders Agreement, except as specifically otherwise indicated in this Section 7(c).

     (d) Notwithstanding the foregoing, the Repurchase Right will be eliminated upon the occurrence of a Qualified Public Offering (as defined in the Shareholders Agreement).

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8.   Term.

     (a) Employment under this Agreement may be terminable by either Lante or Employee without cause with a minimum of two (2) weeks prior notice, or may be terminable by Lante for cause without notice. In the event of termination by Lante without cause, Employee shall be entitled to receive (i) six months base salary, (ii) prorated Target Bonus and Benefits, (iii) twelve months of acceleration for the vesting schedules of his Option, and (iv) an exemption from the Repurchase Right for the 200,000 shares related to the portion of the Option described in Section 7(b)(ii). For purposes of this Agreement, "cause" shall mean criminal activity, material dishonesty, material breach of Employee's fiduciary duties to Lante, material breach of this Agreement or material failure to perform to Lante's standards. If Employee either is placed in a substantially different role within Lante, is forced to relocate from Chicago, Illinois, receives a reduction in Base Salary or is subject to a substantially changed reporting relationship, then Employee may terminate his employment and deem such event to be considered "termination without cause."

     (b) If Employee terminates his employment within six months of a change of control of Lante, Employee shall be entitled to receive (i) six months base salary, (ii) prorated Target Bonus and Benefits, (iii) twelve months of acceleration for the vesting schedules of his Option and (iv) an exemption from the Repurchase Right for the 200,000 shares related to the portion of the Option described in Section 7(b)(ii). For purposes of this Agreement, a "change of control" shall mean (i) any sale, issuance or recapitalization or series of sales, issuances, or recapitalizations of shares of Lante's capital stock by Lante or any holders thereof which results in any person or entity group of affiliated persons or entities (other than the holders of Lante's (or its predecessor's) outstanding capital stock as of the date hereof and their affiliates) owning capital stock of Lante possessing the voting power to elect a majority of Lante's board of directors, (ii) the closing of a sale or transfer of more than fifty percent (50%) of the assets of Lante on a consolidated basis in any transaction or series of related transactions or (iii) any merger or consolidation to which Lante is a party except for a merger in which Lante is the surviving corporation and, after giving effect to such merger, Lante's outstanding capital stock immediately prior to the merger would entitle the holders thereof to elect a majority of Lante's board of directors after such merger.

     (c) Sections 2 through 6 of this Agreement shall survive termination of employment.

9. Relocation. Employee shall be provided benefits related to relocation and will be allowed an interim commuting arrangement as described within the Term Sheet previously delivered to Employee by Lante, dated October 21, 1999.

10. General Provisions. This Agreement may be assigned by Lante and shall inure to the benefit of Lante's successors and assigns. If any term, provision, covenant or agreement hereof is held by a court to be invalid, void or unenforceable, the remainder of the terms hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. This Agreement contains the entire contract between the parties. Except as specifically referred

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to herein, all prior agreements between the parties regarding such matters of
Employee's employment are superseded hereby and terminated.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written above.


EMPLOYEE

/s/ Brian C. Henry
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Brian C. Henry



LANTE CORPORATION

/s/ Mark Tebbe
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Mark Tebbe
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Print Name

Chairman
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Title

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